May 2008
Pricing Sheet dated May 1, 2008 relating to
Preliminary Terms No. 597 dated May 1, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS

Leveraged U.S. Inflation Index Linked Notes due May 12, 2011
PRICING TERMS – MAY 1, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	May 1, 2008
Original issue date (settlement date):	May 12, 2008 (7 business days after the pricing date)
Maturity date:	May 12, 2011
Underlying index:	The Consumer Price Index. See “Investment Overview” on Page 2 of the accompanying preliminary terms.
Minimum payment at maturity:	$500 per note (50% of the stated principal amount)
Maximum payment at maturity:	There is no maximum payment at maturity.
Interest:	None
Payment at maturity:	$1,000 + leveraged index performance, subject to the minimum payment at maturity
Leveraged index performance:	$1,000 x [15 x (index percent change – strike)]
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	213.528, the index value for February 2008, the 3rd calendar month preceding the settlement date
Final index value:	The index value for February 2011, the 3rd calendar month preceding the maturity date
Index value:	The value of the underlying index as reported by the reporting service
Strike:	7.95%
Reporting service:	Bloomberg CPURNSA
Specified currency:	U.S. dollars
Minimum ticketing size:	10 notes
Trustee:	The Bank of New York
Calculation agent:	Morgan Stanley Capital Services Inc.
CUSIP:	6174465M7
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	1.90%	98.10%
Total	$6,000,000	$114,000	$5,886,000
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 597 dated May 1, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.